Exhibit (a)(5)(A)

PRESS RELEASE

Corporate Contacts: Adi Sfadia Chief Financial Officer RADVISION +1 201-689-6340 cfo@radvision.com	Investor Relations: June Filingeri Comm-Partners LLC +1 203-972-0186 junefil@optonline.net

RADVISION LTD. COMMENCES PARTIAL CASH SELF TENDER
OFFER AND CALLS EXTRAORDINARY GENERAL MEETING OF
SHAREHOLDERS

Tel Aviv, Israel, July 27, 2010 -- RADVISION Ltd. (Nasdaq & TASE: RVSN) announced today that it is commencing a self tender offer to purchase 5.0% of its voting power (currently, 976,212 RADVISION shares) for $7.30 per share, net to the seller in cash, less any required withholding taxes and without interest. In the event that more than the maximum number of shares offered to be purchased in the tender offer are tendered, RADVISION will purchase shares on a pro rata basis.  In connection with the offer, RADVISION has scheduled an Extraordinary General Meeting of Shareholders to be held at 10:00 a.m. (Israel time) on Tuesday, August 31, 2010, at RADVISION’s offices at 24 Raoul Wallenberg Street, Tel Aviv, Israel, for the purpose of ratifying and approving the offer. The record date for the meeting is August 2, 2010.  Pursuant to Israeli law, the approval of the offer requires the shareholders of RADVISION to approve the offer by a special majority (the affirmative vote of the holders of a majority of the RADVISION shares present, in person or by proxy, and voting on the matter, provided that either (i) such majority includes at least one-third of the votes of disinterested shareholders voting on the matter (not including abstentions) or (ii) the total number of votes of disinterested shareholders voted against the matter does not exceed one percent of RADVISION’s voting power), at the Extraordinary General Meeting of Shareholders.

As of July 26, 2010, there were 19,524,230 RADVISION shares issued and outstanding (excluding 2,991,993 RADVISION shares held as treasury shares).  As a result, if RADVISION purchases 976,212 RADVISION shares in the offer (the number of RADVISION shares currently expected to be purchased in the offer), it would hold 3,968,205 RADVISION shares in treasury, representing approximately 17.62% of the issued RADVISION shares (this includes the 2,991,993 RADVISION shares held in treasury on the date of the commencement of the offer).  As of July 26, 2010, Mr. Zohar Zisapel, the Chairman of the board of directors of RADVISION, beneficially owned approximately 24.97% of the issued and outstanding RADVISION shares (excluding shares held by RADVISION in treasury, but including options, held by Mr. Zisapel, to purchase 45,000 RADVISION shares that are exercisable as of today or within 60 days of today) and 24.80% of the RADVISION voting power.  Since Mr. Zisapel informed RADVISION that he is not going to tender shares in the offer, Mr. Zisapel’s aggregate percentage of the voting power of RADVISION will exceed 25.0% following consummation of the offer, and he will hold approximately 26.11% of RADVISION’s voting power.  Accordingly, RADVISION was advised that it would be required to conduct the offer as a “special tender offer” meeting the requirements of Israeli law.

On July 26, 2010, the last full trading day on NASDAQ and on the Tel Aviv Stock Exchange before commencement of the offer, the closing sale price of the RADVISION shares was $6.64 on NASDAQ and NIS 24.64 ($6.39 based on an exchange rate of NIS 3.859 per United States dollar as of July 26, 2010) on the Tel Aviv Stock Exchange.

The initial period of the tender offer and withdrawal rights are scheduled to expire at 10:00 a.m., New York time, or 5:00 p.m., Israel time, on Thursday September 2, 2010, unless the initial period is extended by RADVISION. As required by Israeli law, if the conditions to the offer have been satisfied (or waived, to the extent permitted by applicable law) as of the completion of the initial offer period, RADVISION will provide an additional period of five calendar days during which shareholders may tender their shares. However, shareholders will have no withdrawal rights during such additional five calendar day period.

The tender offer is conditioned upon: (1) RADVISION shares representing 5.0% of the outstanding shares and voting power of RADVISION (currently, 976,212 RADVISION shares) having been validly tendered and not withdrawn prior to the completion of the initial offer period, (2) as required by Israeli law, at the completion of the initial offer period, the aggregate number of shares tendered in the offer (excluding shares tendered by our affiliates) being greater than the number of shares represented by notices of objection to the offer, (3) the shareholders of RADVISION approve the offer by a special majority (as described above) at the Extraordinary General Meeting of Shareholders; and (4) the fulfillment of certain other conditions specified in the Offer to Purchase relating to the tender offer. The tender offer is not conditioned on the receipt of financing.

The complete terms and conditions of the tender offer, including important U.S. and Israeli income and withholding tax considerations relating to the tender offer, are contained in the Offer to Purchase included as an exhibit to the Tender Offer Statement on Schedule TO filed today with the U.S. Securities and Exchange Commission (SEC) and with the Israeli Securities Authority (ISA). American Stock Transfer & Trust Company is the U.S. Depositary for the offer and Clal Finance Batucha Investment Management Ltd. is the Israeli Depositary for the offer.

Additional Information and Where to Find It

Proxy statements describing the proposal on the agenda for the Extraordinary General Meeting of Shareholders and proxy cards for use by shareholders that cannot attend the meeting in person will be sent by mail, on or about August 4, 2010, to RADVISION’S shareholders of record and to shareholders that hold shares registered with the American Stock Transfer & Trust Company.  RADVISION will also furnish the proxy statement to the SEC on Form 6-K. SECURITY HOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION RELATING TO THE OFFER. The proxy statement and other documents may be obtained for free at RADVISION’s offices at 24 Raoul Wallenberg Street, Tel Aviv, Israel, during regular business hours, as well as from RADVISION’S Web site at www.radvision.com/Corporate/Investors or by directing such request to the Information Agent or our Israeli Legal Counsel (see below).

IMPORTANT NOTICE:
IMPORTANT DISCLOSURE RELATING TO TAX CONSIDERATIONS APPLICABLE TO RADVISION’S SELF TENDER OFFER, INCLUDING A TAX OPINION THE COMPANY RECEIVED WITH RESPECT TO THE WITHHOLDING TAX RATES APPLICABLE TO THE OFFER, IS INCLUDED IN THE OFFER TO PURCHASE. SHAREHOLDERS ARE URGED TO REVIEW THIS DISCLOSURE CAREFULLY AND TO CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF TENDERING SHARES IN THE TENDER OFFER.

THIS IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY RADVISION SHARES. THE TENDER OFFER THAT IS DESCRIBED IN THIS PRESS RELEASE WILL ONLY BE MADE THROUGH THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED TENDER OFFER DOCUMENTS. ALL HOLDERS OF RADVISION SHARES SHOULD READ THE TENDER OFFER MATERIALS, WHICH ARE BEING FILED TODAY BY RADVISION, WITH THE SEC AND THE ISA. HOLDERS OF RADVISION SHARES SHOULD READ THE TENDER OFFER MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER. THE TENDER OFFER MATERIALS AND OTHER FILED DOCUMENTS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV AND ON THE ISA’S WEBSITE AT HTTP://WWW.MAGNA.ISA.GOV.IL, AND WILL ALSO BE MADE AVAILABLE WITHOUT CHARGE TO ALL SHAREHOLDERS BY CONTACTING EITHER MACKENZIE PARTNERS, INC., THE INFORMATION AGENT IN THE UNITED STATES OR MR. YONI HENNER OF GOLDFARB, LEVY, ERAN, MEIRI, TZAFRIR & CO., LEGAL COUNSEL IN ISRAEL, AT THE ADDRESSES OR TELEPHONE NUMBERS SET FORTH BELOW. SHAREHOLDERS ARE URGED TO READ THESE MATERIALS CAREFULLY BEFORE MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER.

ABOUT RADVISION

RADVISION (Nasdaq and TASE: RVSN) is the industry’s leading provider of market-proven products and technologies for unified visual communications over IP, 3G and IMS networks. With its complete set of standards-based video networking infrastructure and developer toolkits for voice, video, data and wireless communications, RADVISION is driving the unified communications evolution by combining the power of video, voice, data and wireless – for high definition video conferencing systems, innovative converged mobile services, and highly scalable video-enabled desktop platforms on IP, 3G and emerging next-generation IMS networks. To gain additional insights into our products, technology and opinions, visit developer.radvision.com and blog.radvision.com. For more information about RADVISION, visit http://www.radvision.com.

This press release contains forward-looking statements that are subject to risks and uncertainties. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, general business conditions in the industry, changes in demand for products, the timing and amount or cancellation of orders and other risks detailed from time to time in RADVISION’s filings with the Securities Exchange Commission, including its Annual Report on Form 20-F. These documents contain and identify other important factors that could cause actual results to differ materially from those contained in our projections or forward-looking statements. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any forward-looking statement.

CONTACT:

Information Agent in the United States
Mackenzie Partners, Inc.,
105 Madison Avenue
New York, New York 10016
call collect +1-212-929-5500
or
toll free +1-800-322-2885
Email: proxy@mackenziepartners.com
Legal Counsel in Israel Goldfarb, Levy, Eran, Meiri, Tzafrir & Co. 2 Weizmann Street Tel Aviv 64239, Israel Telephone: (972) 3-608-9999